UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2008

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-153049	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The following information is being provided as supplemental information to other information provided in Chaparral Energy, Inc.’s Form 10-Q for the three and nine months ended September 30, 2008 in connection with the earnings call by Chaparral Energy, Inc. being held on November 14, 2008. Unless the context requires otherwise, references to “we,” or “our,” within the context of this Current Report on Form 8-K refer to the consolidated business and operations of Chaparral Energy, Inc. and its subsidiaries.

Use of Non-GAAP Financial Measure (Adjusted EBITDA)

We define Adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) non-cash deferred compensation expense, (8) gain or loss on disposed assets, and (9) impairment charges.

Our Adjusted EBITDA measure provides additional information which may be used to better understand our operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under generally accepted accounting principles and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands)	2007	2008	2007	2008
Net income	$5,262	$78,504	$1,288	$45,485
Interest expense	22,728	21,661	65,021	64,282
Income tax expense	3,254	49,522	764	28,910
Depreciation, depletion, and amortization	22,364	25,577	63,385	74,744
Loss on impairment of ethanol plant	—	2,900	—	2,900
Unrealized (gain) loss on ineffective portion of hedges	(1,002)	(34,663)	3,126	(6,565)
Non-cash change in fair value of non-hedge derivative instruments	2,150	(78,580)	5,560	(15,958)
Interest income	(242)	(128)	(577)	(298)
Non-cash deferred compensation expense	468	(1,362)	929	1,031
(Gain) loss on assets disposed of	(3)	(51)	(44)	(281)

Adjusted EBITDA	$54,979	$63,380	$139,452	$194,250

Item 7.01. Regulation FD Disclosure

Update to Production and Select Expense Estimates for 2008

Due to the impact of hurricanes in the third quarter, we experienced production curtailment due to select well shut-ins. After the storms, reactivation of shut-in production was delayed due to inoperable third-party infrastructure. We also experienced delays associated with receiving services and products which delayed completion and workover activities, which includes the Bowdle 47 #2 well, a key well to our program.

Due to deferred production and activities in the third quarter of 2008, we estimate full-year 2008 production at approximately 42 Bcfe, which is below our original estimate of 43 Bcfe to 45 Bcfe. Lease operating expense is now estimated in the range of $2.75 per Mcfe to $2.80 per Mcfe, which is higher than our original estimate of $2.55 per Mcfe to $2.60 per Mcfe. General and administrative expense is now estimated at $0.56 per Mcfe to $0.62 per Mcfe for the year, which is higher than our previous estimate of $0.52 per Mcfe to $0.62 per Mcfe.

These estimates shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. We caution users of this information that the estimates provided herein are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates. We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: November 13, 2008	By:	/s/ Joseph O. Evans
Joseph O. Evans Chief Financial Officer and Executive Vice President